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                                                                   EXHIBIT 4.17



                          [BANK OF AMERICA LETTERHEAD]




                               February 21, 1997




VIA FACSIMILE: 510-467-3125
         (Confirmed by First Class Mail)

Mr. Harvey K. Naito
Vice President - Treasurer
Safeway Inc.
5918 Stoneridge Mall Road
Pleasanton, CA  94588-3299

         Re:     $3,000,000,000 Revolving Credit Facilities ("Facilities")

Dear Harvey:

Bank of America National Trust and Savings Association ("Bank of America") is pleased to advise you that it is willing, subject to the terms and conditions contained in the Term Sheet for Safeway Inc. included in the Confidential Information Memorandum dated February 1997, to commit up to $500,000,000 to the new Facilities and to act in the capacity as Co-Arranger and Documentation Agent.

We are very excited about this opportunity and look forward to working with you toward the successful completion of this financing and on other important capital raising activities in the future.

Should you have any questions, please contact me at the above number.

Very truly yours,

Bank of America National Trust and Savings Association, as Co-Arranger


/s/ James Johnson

James P. Johnson
Managing Director

cc:  James MacGregor